Exhibit 99.1

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
Beacon Roofing Supply, Inc.

We have audited the accompanying consolidated balance sheets of Beacon Roofing Supply, Inc. (the Company) as of September 30, 2015 and 2014 and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended September 30, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Beacon Roofing Supply, Inc. at September 30, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 2015, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Beacon Roofing Supply, Inc.’s internal control over financial reporting as of September 30, 2015, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated November 24, 2015 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

McLean, Virginia
November 24, 2015 (except for Notes 2 and 18 as to which the date is February 16, 2016)

Report of Ernst & Young LLP, Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of
Beacon Roofing Supply, Inc.

We have audited Beacon Roofing Supply, Inc.’s internal control over financial reporting as of September 30, 2015, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). Beacon Roofing Supply, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Beacon Roofing Supply, Inc. maintained, in all material respects, effective internal control over financial reporting as of September 30, 2015, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Beacon Roofing Supply, Inc. as of September 30, 2015 and 2014 and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended September 30, 2015 and our report dated November 24, 2015 (except for Notes 2 and 18 as to which the date is February 16, 2016) expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP

McLean, Virginia
November 24, 2015

BEACON ROOFING SUPPLY, INC.

Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	September 30, 2015	September 30, 2014
ASSETS
Current assets:
Cash and cash equivalents	$45,661	$54,472
Accounts receivable, less allowance of $6,298 and $8,510 at September 30, 2015 and September 30, 2014, respectively	399,732	360,802
Inventories, net	320,999	301,626
Prepaid expenses and other current assets	97,928	66,828
Deferred income taxes	2,309	14,610
Total current assets	866,629	798,338
Property and equipment, net	90,405	88,565
Goodwill	496,415	466,206
Intangibles, net	87,055	72,266
Other assets, net	1,233	6,027
TOTAL ASSETS	$1,541,737	$1,431,402
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$244,891	$220,834
Accrued expenses	124,794	80,285
Borrowings under revolving lines of credit	11,240	18,514
Current portions of long-term obligations	16,320	16,602
Total current liabilities	397,245	336,235
Long-term debt, net of current portion	170,200	183,131
Deferred income taxes	68,809	64,100
Long-term obligations under equipment financing and other, net of current portion	22,367	30,835
Total liabilities	658,621	614,301
Commitments and contingencies
Stockholders’ equity:
Common stock (voting); $0.01 par value; 100,000,000 shares authorized; 49,790,743 issued and outstanding at September 30, 2015; and 49,392,774 issued and outstanding at September 30, 2014	497	493
Undesignated Preferred Stock; 5,000,000 shares authorized, none issued or outstanding	—	—
Additional paid-in capital	345,934	328,059
Retained earnings	557,405	495,128
Accumulated other comprehensive income (loss)	(20,720)	(6,579)
Total stockholders’ equity	883,116	817,101
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,541,737	$1,431,402

See accompanying notes

BEACON ROOFING SUPPLY, INC.

Consolidated Statements of Operations
(in thousands, except share and per share amounts)

	Year Ended September 30,
	2015	2014	2013
Net sales	$2,515,169	$2,326,905	$2,240,723
Cost of products sold	1,919,804	1,799,065	1,709,326
Gross profit	595,365	527,840	531,397
Operating expenses	478,284	428,977	401,676
Income from operations	117,081	98,863	129,721
Interest expense, financing costs and other	11,037	10,095	8,247
Income before provision for income taxes	106,044	88,768	121,474
Provision for income taxes	43,767	34,922	48,867
Net income	$62,277	$53,846	$72,607
Net income per share:
Basic	$1.26	$1.09	$1.50
Diluted	$1.24	$1.08	$1.47
Weighted-average shares used in computing net income per share:
Basic	49,578,130	49,227,466	48,472,240
Diluted	50,173,478	49,947,699	49,385,335

See accompanying notes

BEACON ROOFING SUPPLY, INC.

Consolidated Statements of Comprehensive Income
(in thousands)

	Year Ended September 30,
	2015	2014	2013
Net income	$62,277	$53,846	$72,607
Other comprehensive income/(loss):
Foreign currency translation adjustment	(14,003)	(7,175)	(4,401)
Unrealized (loss)/gain due to change in fair value of derivatives, net of tax expense of $(76), $635 and $868, respectively	(138)	972	1,399
Total other comprehensive income (loss), net of tax	(14,141)	(6,203)	(3,002)
Total comprehensive income	$48,136	$47,643	$69,605

See accompanying notes

BEACON ROOFING SUPPLY, INC.

Consolidated Statements of Stockholders’ Equity
(in thousands, except share amounts)

	Common Stock		Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
	Number of Shares	Amount
Balances at September 30, 2013	48,898,622	488	312,962	441,282	(376)	754,356
Issuance of common stock	494,152	5	7,675			7,680
Stock-based compensation			7,422			7,422
Net income				53,846		53,846
Foreign currency translation adjustment					(7,175)	(7175)
Unrealized gain on financial derivatives, net					972	972
Balances at September 30, 2014	49,392,774	$493	$328,059	$495,128	$(6,579)	$817,101
Issuance of common stock	397,969	4	7,939			7,943
Stock-based compensation			9,936			9,936
Net income				62,277		62,277
Foreign currency translation adjustment					(14,003)	(14,003)
Unrealized gain on financial derivatives, net					(138)	(138)
Balances at September 30, 2015	49,790,743	497	345,934	557,405	(20,720)	883,116

See accompanying notes

BEACON ROOFING SUPPLY, INC.

Consolidated Statements of Cash Flows
(in thousands)

	Year Ended September 30,
	2015	2014	2013
Operating activities
Net income	$62,277	$53,846	$72,607
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	34,862	30,294	30,415
Stock-based compensation	9,936	7,422	9,266
Certain interest expense and other financing costs	(1,450)	816	(1,541)
Gain on sale of fixed assets	(1,107)	(1,323)	(1,487)
Deferred income taxes	17,634	3,078	4,416
Other	263	129	—
Changes in assets and liabilities, net of the effects of businesses acquired:
Accounts receivable	(33,251)	(32,984)	(22,790)
Inventories	(9,203)	(50,846)	(16,033)
Prepaid expenses and other assets	(17,119)	(4,790)	8,343
Accounts payable and accrued expenses	46,498	49,855	(4,703)
Net cash provided by operating activities	109,340	55,497	78,493
Investing activities
Purchases of property and equipment	(20,802)	(37,239)	(26,120)
Acquisition of businesses	(85,301)	(1,514)	(64,606)
Proceeds from sales of assets	1,389	1,437	1,235
Net cash used in investing activities	(104,714)	(37,316)	(89,491)
Financing activities
Borrowings under revolving lines of credit	560,634	497,500	455,576
Payments under revolving lines of credit	(566,007)	(525,126)	(449,280)
Borrowings under equipment financing facilities and other	—	25,377	3,993
Repayments under equipment financing facilities and other	(5,553)	(5,009)	(4,549)
Borrowings under senior term loan	—	—	—
Repayments under senior term loan	(11,250)	(11,250)	(11,250)
Proceeds from exercise of options	7,943	7,680	18,579
Excess tax benefit from equity-based compensation	1,526	1,030	4,944
Net cash (used in) provided by financing activities	(12,707)	(9,798)	18,013
Effect of exchange rate changes on cash	(730)	(938)	(193)
Net increase (decrease) in cash and cash equivalents	(8,811)	7,445	6,822
Cash and cash equivalents, beginning of year	54,472	47,027	40,205
Cash and cash equivalents, end of year	$45,661	$54,472	$47,027
Supplemental cash flow information
Cash paid during the year for:
Interest	$8,276	$9,312	$12,012
Income taxes, net of refunds	$23,198	$23,478	$29,680

See accompanying notes

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

1. The Company

Business

Beacon Roofing Supply, Inc. (the “Company”) is a leading distributor of residential and non-residential roofing materials and other complementary building materials to customers in 42 states within the United States and six provinces in Canada. The Company operates its business under regional and local trade names. The Company’s current subsidiaries are Beacon Sales Acquisition, Inc., Beacon Canada, Inc. and Beacon Roofing Supply Canada Company. The Company was formed on August 22, 1997 and is incorporated in Delaware.

Estimates

The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosures of contingent assets and liabilities, at the date of the consolidated financial statements. Actual amounts could differ from those estimates.

2. Summary of Significant Accounting Policies

Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All inter-company transactions have been eliminated.

Fiscal Year

The fiscal years presented are the years ended September 30, 2015 (“2015”), September 30, 2014 (“2014”), and September 30, 2013 (“2013”). Each of the Company’s first three quarters ends on the last day of the calendar month.

Industry Segment Information

Based on qualitative and quantitative criteria, the Company has determined that it operates within one reportable segment, which is the wholesale distribution of building materials. Please refer to the “Goodwill” summary below for discussion of the Company’s reporting unit and the related impairment review.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents. Cash and cash equivalents also include unsettled credit card transactions. Cash equivalents are comprised of money market funds which invest primarily in commercial paper or bonds with a rating of A-1 or better, and bank certificates of deposit.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivables are recorded at invoiced amounts and generally do not bear interest. The allowance for doubtful accounts reflects the Company’s estimate of credit exposure, determined principally on the basis of its collection experience, aging of its receivables and significant individual account credit risk.

Inventories and Rebates

Inventories, consisting substantially of finished goods, are valued at the lower of cost or market (net realizable value). Cost is determined using the moving weighted-average cost method.

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

2. Summary of Significant Accounting Policies  – (continued)

The Company’s arrangements with vendors typically provide for rebates after it makes a special purchase and/or monthly, quarterly and/or annual rebates of a specified amount of consideration payable when a number of measures have been achieved. Annual rebates are generally related to a specified cumulative level of purchases on a calendar-year basis. The Company accounts for such rebates as a reduction of the inventory value until the product is sold, at which time such rebates reduce cost of sales in the consolidated statements of operations. Throughout the year, the Company estimates the amount of the periodic rebates based upon the expected level of purchases. The Company continually revises these estimates to reflect actual rebates earned based on actual purchase levels. Amounts due from vendors under these arrangements as of September 30, 2015 and September 30, 2014 totaled $76.8 million and $58.4 million, respectively, and are included in “Prepaid expenses and other current assets” in the accompanying consolidated balance sheets.

Property and Equipment

Property and equipment acquired in connection with acquisitions are recorded at fair value as of the date of the acquisition and depreciated utilizing the straight-line method over the estimated remaining lives. All other additions are recorded at cost, and depreciation is computed using the straight-line method over the following estimated useful lives:

Asset Class	Estimated Useful Life
Buildings and improvements	40 years
Equipment	3 to 7 years
Furniture and fixtures	7 years
Leasehold improvements	Shorter of the estimated useful life or the term of the lease, considering renewal options expected to be exercised.

In accordance with its policy, the Company reviews the estimated useful lives of its fixed assets on an ongoing basis. This review indicated that the actual lives of certain distribution fleet equipment were longer than the estimated useful lives used for depreciation purposes in the Company’s financial statements. As a result, effective January 1, 2014, the Company changed its estimates of the useful lives of its distribution fleet equipment (included in the equipment asset class) to better reflect the estimated periods during which these assets will remain in service. The estimated useful lives of the Company’s distribution fleet equipment that previously averaged five years were adjusted to an average of seven years. The effect of this change in estimate was to reduce 2014 depreciation expense by $3.1 million, increase 2014 net income by $1.9 million, and increase 2014 basic and diluted earnings per share by $0.04.

Business Combinations

We allocate the fair value of purchase consideration to the tangible assets acquired, liabilities assumed and intangible assets acquired based on their estimated fair values. The excess of the fair value of purchase consideration over the fair values of these identifiable assets and liabilities is recorded as goodwill. When determining the fair values of assets acquired and liabilities assumed, management makes significant estimates and assumptions, especially with respect to intangible assets. Critical estimates in valuing certain intangible assets include future expected cash flows from customer relationships and discount rates. Management’s estimates of fair value are based upon assumptions believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates. Other estimates associated with the accounting for acquisitions may change as additional information becomes available regarding the assets acquired and liabilities assumed.

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

2. Summary of Significant Accounting Policies  – (continued)

Revenue Recognition

The Company recognizes revenue when the following four basic criteria are met:

•	persuasive evidence of an arrangement exists;
•	delivery has occurred or services have been rendered;
•	the price to the buyer is fixed and determinable; and
•	collectability is reasonability assured.

Based on these criteria, the Company generally recognizes revenue at the point of sale or upon delivery to the customer site. For goods shipped by third party carriers, the Company recognizes revenue upon shipment since the terms are generally FOB shipping point. The Company also arranges for certain products to be shipped directly from the manufacturer to the customer. The Company recognizes the gross revenue for these sales upon shipment as the terms are FOB shipping point.

The Company also provides certain job site delivery services, which include crane rentals and rooftop deliveries of certain products, for which the associated revenues are recognized upon completion of the services. These revenues represent less than 1% of the Company’s sales.

All revenues recognized are net of sales taxes collected, allowances for discounts and estimated returns. Sales taxes collected are subsequently remitted to the appropriate government authorities.

Shipping and Handling Costs

The Company classifies shipping and handling costs, consisting of driver wages and vehicle expenses, as operating expenses in the accompanying consolidated statements of operations. Shipping and handling costs were approximately $120.8 million in 2015, $111.6 million in 2014 and $103.5 million in 2013.

Financial Derivatives

The Company enters into interest rate swaps to minimize the risks and costs associated with financing activities, as well as to maintain an appropriate mix of fixed-rate and floating-rate debt. The swap agreements are contracts to exchange variable-rate for fixed-interest rate payments over the life of the agreements. The Company’s current derivative instruments are designated as cash flow hedges, for which the Company records the effective portions of changes in their fair value, net of tax, in other comprehensive income. The Company recognizes any ineffective portion of the hedges in earnings through interest expense, financing costs and other.

Concentrations of Risk

Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of accounts receivable. The Company’s accounts receivable are primarily from customers in the building industry located in the United States and Canada. Concentration of credit risk with respect to accounts receivable is limited due to the large number of customers comprising the Company’s customer base. The Company performs credit evaluations of its customers; however, the Company’s policy is not to require collateral. At September 30, 2015 and 2014, the Company had no significant concentrations of credit risk.

The Company purchases a major portion of its products from a small number of vendors. Approximately two-thirds of the Company’s total cost of inventory purchases was made from 19 vendors in 2015, 12 vendors in 2014, and 11 vendors in 2013. In addition, more than 10% of the total cost of purchases was made from two vendors in 2015, and from each of three vendors in 2014 and 2013.

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

2. Summary of Significant Accounting Policies  – (continued)

Impairment of Long-Lived Assets

Impairment losses are required to be recorded on long-lived assets when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying value. If such assets are considered to be impaired, the impairment to be recognized is the total by which the carrying value exceeds the fair value of the assets.

Amortizable and Other Intangible Assets

The Company amortizes its identifiable intangible assets, currently consisting of non-compete agreements and customer relationships because these assets have finite lives. Non-compete agreements are amortized on a straight-line basis over the terms of the associated contractual agreements; customer relationship assets are amortized on an accelerated basis based on the expected cash flows generated by the existing customers; and deferred financing costs are amortized over the lives of the associated financings using the effective interest method. Certain trademarks are not amortized because they have indefinite lives. The Company evaluates its trademarks for impairment on an annual basis based on the fair value of the underlying assets.

The Company applied the provisions of Accounting Standards No. 2012-02, Intangibles — Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment, which permits an entity the option first to assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired.

Based on management’s evaluation performed as of August 31, 2015, the Company concluded that there were no indicators of impairment and therefore it was more likely than not that the fair value of the goodwill and indefinite-lived intangible assets exceeded the net carrying amount and there was no reason to perform the two-step impairment test. For the evaluation of trademarks, the main factor reviewed was the revenue base, which was relied upon in applying the royalty savings method at inception, to be derived from covered product sales made under the trademarks. The Company also reviewed the latest projected revenues. In addition, there have been no specific events or circumstances that management believes have negatively affected the value of the trademarks.

Goodwill

The Company tests goodwill for impairment in the fourth quarter of each fiscal year or at any other time when impairment indicators exist. Examples of such indicators include a significant change in the business climate, unexpected competition, loss of key personnel or a decline in the Company’s market capitalization below the Company’s net book value.

The Company performs a qualitative assessment based on economic, industry and company-specific factors as the initial step in the annual goodwill impairment test for all or selected reporting units. Based on the results of the qualitative assessment, the Company is only required to perform Step 1 of the annual impairment test for a reporting unit if the company concludes that it is more likely than not that the unit’s fair value is less than its carrying amount.

To the extent the Company concludes it is more likely than not that a reporting unit’s fair value is less than its carrying amount, the two-step approach is applied. The first step would require a comparison of each reporting unit’s fair value to the respective carrying value. If the carrying value exceeds the fair value, a second step is performed to measure the amount of impairment loss, if any.

The Company assesses goodwill for impairment at the reporting unit level, which is defined as an operating segment or one level below an operating segment, referred to as a component (i.e. a business for which discrete financial information is available and regularly reviewed by component managers). The Company currently has five components which it evaluates for aggregation.

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

2. Summary of Significant Accounting Policies  – (continued)

The Company evaluates the distribution methods, sales mix, and operating results of each of its components to determine if these characteristics have or will be sustained over a long-term basis. For purposes of this evaluation, the Company would expect its components to exhibit similar economic characteristics 3 – 5 years after events such as an acquisition within the Company’s core roofing business or management/business restructuring. This evaluation also considers major storm activity or local economic challenges that may impact the short term operations of an individual component. Components that exhibit similar economic characteristics are subsequently aggregated into a single reporting unit.

Based on the Company’s evaluation at August 31, 2015, it was determined that all of the Company’s components exhibited similar economic characteristics and therefore the components were aggregated into a single reporting unit (collectively the “Reporting Unit”).

The Company concluded that the fair value of the Reporting Unit has more likely than not exceeded its respective carrying value at the goodwill measurement date. This position is consistent with the 2015 operating results in which sales for the Reporting Unit exceeded those in the prior year by 8.1%. In addition, gross profit, as compared to prior year, increased by 12.8%. The increase in the gross margin reflects pricing increases across the Company’s complementary products as a result of increased demand and the impact of our acquisitions in fiscal 2015, combined with a favorable shift in our sales mix in 2015 towards residential and complementary products, which generally have higher gross margins than our non-residential products. The Company’s analysis further noted the total market capitalization exceeded the Company’s carrying value by approximately 106% at August 31, 2015. This compares to 73% and 140% for that same measure at August 31, 2014 and 2013, respectively. In addition, we did not identify any macroeconomic or industry conditions or cost related factors that would indicate the fair value of the Reporting Unit was more likely than not to be less than its respective carrying value.

Lastly, there have been no events or circumstances since the date of the above assessments that would change the Company’s conclusion. If circumstances change or events occur to indicate it is more likely than not that the fair value of the Reporting Unit (under the guidelines discussed above) has fallen below its carrying values, the Company would test such Reporting Unit for impairment.

Stock-Based Compensation

The Company accounts for employee and non-employee director stock-based compensation using the fair value method of accounting. Compensation cost arising from stock options and restricted stock awards granted to employees and non-employee directors is recognized using the straight-line method over the vesting period, which represents the requisite service or performance period. In calculating the expense related to stock-based compensation, the Company estimates option forfeitures and projects the number of restricted shares and units that are expected to vest based on the related performance measures.

The Company recorded stock-based compensation expense of $9.9 million ($5.8 million, net of tax) or $0.12 per basic share and per diluted share in 2015, $7.4 million ($4.5 million, net of tax) or $0.09 per basic share and per diluted share in 2014, and $9.3 million ($5.6 million, net of tax) or $0.11 per basic share and per diluted share in 2013. At September 30, 2015, the Company had $24.3 million of excess tax benefits available for potential deferred tax write-offs related to previously recognized stock-based compensation.

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

2. Summary of Significant Accounting Policies  – (continued)

Accumulated Other Comprehensive Income (Loss)

Accumulated other comprehensive income (loss) consisted of the following:

	September 30, 2015	September 30, 2014
Foreign currency translation adjustment	$(19,293)	$(5,290)
Unrealized loss on financial derivatives	(2,344)	(2,130)
Tax effect	917	841
Unrealized loss on financial derivatives, net	(1,427)	(1,289)
Accumulated other comprehensive (loss) gain	$(20,720)	$(6,579)

Net Income per Share

Basic net income per common share is computed by dividing net income by the weighted average number of common shares outstanding. Diluted net income per common share is computed by dividing net income by the weighted average number of common shares and dilutive common share equivalents then outstanding using the treasury stock method. Common equivalent shares consist of the incremental common shares issuable upon the exercise of stock options and conversion of restricted stock units.

The following table reflects the calculation of weighted average shares outstanding for each period presented:

	Year Ended September 30,
	2015	2014	2013
Weighted-average common shares outstanding for basic	49,578,130	49,227,466	48,472,240
Effect of dilutive securities:
Stock option awards	481,039	605,487	814,802
Restricted share awards	114,309	114,746	98,293
Weighted-average shares assuming dilution	50,173,478	49,947,699	49,385,335

The following table includes the number of shares that may be dilutive common shares in the future. These shares were not included in the computation of diluted earnings per share because the effect was either antidilutive or the performance condition was not met.

	Year Ended September 30,
	2015	2014	2013
Stock options awards	1,313,689	925,003	1,558,114
Restricted stock awards	—	21,321	137,091

Fair Value of Financial Instruments

Financial instruments consist mainly of cash and cash equivalents, accounts receivable, accounts payable, borrowings under the Company’s revolving lines of credit, equipment financing facilities, financial derivatives and long-term debt. Except for the financial derivatives and long-term debt, these instruments are short-term in nature and their carrying amounts approximate their fair value. With respect to the long-term debt, we believe that the fair values of these obligations, including current maturities, approximate their carrying values based on their effective interest rates compared to current market rates. See Note 16 for disclosures of the Company’s financial derivatives that are recorded at fair value.

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

2. Summary of Significant Accounting Policies  – (continued)

Income Taxes

The Company accounts for income taxes using the liability method, which requires it to recognize a current tax liability or asset for current taxes payable or refundable and a deferred tax liability or asset for the estimated future tax effects of temporary differences between the financial statement and tax reporting bases of assets and liabilities to the extent that they are realizable. Deferred tax expense (benefit) results from the net change in deferred tax assets and liabilities during the year.

FASB ASC Topic 740 prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Based on this guidance, the Company analyzes its filing positions in all of the federal and state jurisdictions where it is required to file income tax returns, as well as all open tax years in these jurisdictions. Tax benefits from uncertain tax positions are recognized if it is more likely than not that the position is sustainable based solely on its technical merits.

Foreign Currency Translation

The assets and liabilities of the Company’s Canadian operations are translated into United States dollars at current exchange rates as of the balance sheet date, and revenues and expenses are translated at average monthly exchange rates. Net unrealized translation gains or losses associated with the Canadian net assets are recorded directly to a separate component of stockholders’ equity. Realized gains and losses from foreign currency transactions were not material for any of the periods presented. The Company has inter-company receivables from the Company’s Canadian subsidiary, for which the short-term portion is marked to market each period with a corresponding entry recorded as a component of the consolidated statement of operations. Since repayment of the long-term portion is not planned or anticipated in the foreseeable future, the long-term balances are marked to market each period with a corresponding entry recorded as a separate component of stockholders’ equity.

Recently Issued Accounting Pronouncements – Adopted

In April 2015, the FASB issued ASU 2015-03, “Simplifying the Presentation of Debt Issuance Costs” to simplify the presentation of debt issuance costs. This new guidance requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of the associated debt liability, consistent with the required presentation for debt discounts. This update is effective for financial statements issued for fiscal years beginning after December 15, 2015 and interim periods within those fiscal years and early adoption is permitted. Upon adoption, an entity must apply the new guidance retrospectively to all prior periods presented in the financial statements. The Company elected to early adopt this new guidance effective October 1, 2015. The adoption of this standard changed the Company’s previous practice of presenting debt issuance costs as an asset and resulted in the reduction of total assets and total liabilities in an amount equal to the balance of unamortized debt issuance costs at each balance sheet date presented. Debt issuance costs that were previously reported in other assets are now presented as a reduction of senior notes payable in the accompanying consolidated balance sheets. The amounts previously reported in other assets were $4.2 million and $2.5 million as of September 30, 2015 and 2014, respectively.

Recently Issued Accounting Pronouncements – Not Yet Adopted

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which supersedes the revenue recognition requirements in ASC 605, “Revenue Recognition”. ASU 2014-09 clarifies the principles for recognizing revenue and to develop a common revenue standard for GAAP and International Financial Reporting Standards. The core principle of this updated guidance is that an entity should recognize revenue to

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

2. Summary of Significant Accounting Policies  – (continued)

depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new rule also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. This guidance is effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods therein, which is effective for the Company beginning October 1, 2018, the first day of the Company’s 2019 fiscal year. The Company is currently evaluating the impact of this accounting guidance and does not expect any significant impact on its consolidated financial statements.

In August 2014, the FASB issued Accounting Standards Update 2014-15, Presentation of Financial Statements — Going Concern (Subtopic 205-40): Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 requires management to evaluate whether there are conditions or events that raise substantial doubt about the entity’s ability to continue as a going concern within one year after the date that the financial statements are issued or are available to be issued. This ASU also requires management to disclose certain information depending on the results of the going concern evaluation. The provisions of this ASU are effective for annual periods ending after December 15, 2016, including interim reporting periods therein, which are effective for the Company beginning October 1, 2016, the first day of the Company’s 2017 fiscal year. The Company is currently evaluating the impact of this accounting guidance and does not expect any significant impact on its consolidated financial statements.

In July 2015, the FASB issued ASU 2015-11, Simplifying the Measurement of Inventory (“ASU 2015-11”), which applies to inventory valued at first-in, first-out (FIFO) or average cost. ASU 2015-11 requires inventory to be measured at the lower of cost and net realizable value, rather than at the lower of cost or market. ASU 2015-11 is effective on a prospective basis for annual periods, including interim reporting periods within those periods, beginning after December 15, 2016. The Company reports inventory on an average-cost basis and thus will be required to adopt the standard; however, the provisions of ASU 2015-11 are not expected to have a material effect on the Company’s financial condition.

In September 2015, the FASB issued ASU 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments (“ASU 2015-16”). ASU 2015-16 eliminates the requirement to restate prior period financial statements for measurement period adjustments. The new guidance requires that the cumulative impact of a measurement period adjustment (including the impact on prior periods) be recognized in the reporting period in which the adjustment is identified. In addition, separate presentation on the face of the income statement or disclosure in the notes is required regarding the portion of the adjustment recorded in the current period earnings, by line item, that would have been recorded in previous reporting periods if the adjustment to the provisional amounts had been recognized as of the acquisition date. ASU 2015-16 is to be applied prospectively for measurement period adjustments that occur after the effective date. ASU 2015-16 is effective for annual reporting periods, including interim reporting periods within those periods, beginning after December 15, 2015, and early adoption is permitted and the Company intends to adopt in fiscal year 2016. Since it is prospective, the impact of ASU 2015-16 on the Company’s financial condition and earnings will depend upon the nature of any measurement period adjustments identified in future periods.

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

3. Goodwill, Intangibles and Other Assets

A summary of changes in the Company’s goodwill during the years ended September 30, 2015 and 2014 is as follows (in thousands):

	September 30, 2013	Acquisitions	Dispositions	Translation and Other Adjustments	September 30, 2014	Acquisitions	Dispositions	Translation and Other Adjustments	September 30, 2015
Goodwill	469,203	—	—	(2,997)	466,206	34,465	—	(4,256)	496,415

There have been no impairments of our goodwill.

Intangibles and other assets, included in other long-term assets, consisted of the following:

	September 30, 2015	September 30, 2014	Weighted Average Remaining Life
Amortizable intangible assets:
Non-compete agreements	$2,824	$2,824	4.25
Customer relationships	191,852	162,599	15.10
Trademarks	1,100		4.28
Beneficial lease arrangements	610	610
	196,386	166,033
Less: accumulated amortization	(119,081)	(101,727)
	77,305	64,306
Indefinite-lived trademarks	9,750	9,750
Other assets	1,233	4,237
Total other assets, net	$88,288	$78,293

Amortization expense related to intangible assets amounted to approximately $16.2 million, $14.1 million, and $15.1 million in 2015, 2014, and 2013, respectively. The intangible lives range from one to twenty years and the weighted average remaining life was 14.6 years at September 30, 2015.

Estimated future annual amortization for the above intangible assets as of September 30, 2015 is as follows:

Year ending September 30,	Future Amortization
2016	13,235
2017	12,389
2018	10,312
2019	8,396
2020	6,905
Thereafter	26,068
Total future amortization	$77,305

4. Acquisitions

On October 1, 2014, the Company purchased certain assets of Applicators Sales & Service (“Applicators”), a distributor of residential roofing, siding, windows and related accessories with four locations in Maine and one location in New Hampshire and annual sales of approximately $48 million.

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

4. Acquisitions  – (continued)

On October 15, 2014, the Company purchased certain assets of Wholesale Roofing Supply (“WRS”), a distributor of residential roofing products with a single nine-acre facility located in Grand Prairie, Texas and annual sales of approximately $34 million.

On June 1, 2015, the Company purchased certain assets of ProCoat Systems, Inc. (“ProCoat”), a distributor of residential and non-residential exterior building materials including stucco, stone, waterproofing and concrete restoration with branches located in Denver and Ft. Collins, Colorado with annual sales of approximately $23 million.

The Company has recorded the acquired assets and liabilities at their estimated fair values at the acquisition date, with resulting goodwill of $34.5 million (which is not deductible for tax purposes) and $31.8 million in intangible assets associated with these acquisitions.

5. Prepaid Expenses and Other Current Assets

The significant components of prepaid expenses and other current assets were as follows:

	September 30, 2015	September 30, 2014
Vendor rebates	$76,826	$58,363
Other	21,102	8,465
	$97,928	$66,828

6. Property and Equipment, net

Property and equipment, net, consisted of the following:

	September 30, 2015	September 30, 2014
Land	$3,201	$3,300
Buildings and leasehold improvements	28,757	28,148
Equipment	189,739	178,123
Furniture and fixtures	15,762	15,606
	237,459	225,177
Less: accumulated depreciation and amortization	(147,054)	(136,612)
	$90,405	$88,565

Depreciation and amortization of property and equipment totaled $18.7 million, $16.2 million, and $16.4 million in 2015, 2014, and 2013, respectively.

7. Accrued Expenses

The significant components of accrued expenses were as follows:

	September 30, 2015	September 30, 2014
Uninvoiced inventory receipts	$37,501	$23,744
Employee-related accruals	31,836	24,463
Other	55,457	32,078
	$124,794	$80,285

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

8. Financing Arrangements

Financing arrangements consisted of the following:

	September 30, 2015	September 30, 2014
Senior Secured Credit Facility
Revolving Lines of Credit:
Canadian revolver-expires March 31, 2017 (effective rate on borrowings 3.70% at September 30, 2015 and 4.00% at September 30, 2014	$11,240	$10,714
U.S. Revolver-expires March 31, 2017 (effective rate on borrowings of 0.00% at September 30, 2015 and 4.25% at September 30, 2014)	—	7,800
Term Loan:
Term Loan-matures March 31, 2017 (4.25% at September 30, 2015 and 2.15% on September 30, 2014)	181,450	194,381
Total borrowings under Senior Secured Credit Facility	192,690	212,895
Less: current portion	(22,490)	(29,764)
Total long-term portion of borrowings under Senior Secured Credit Facility	$170,200	$183,131
Equipment Financing Facilities
Borrowings under various equipment financing facilities-various maturities through September 2021 (various fixed interest rates ranging from 2.33% to 4.49% at September 30, 2015, and various fixed interest rates ranging from 2.33% to 4.60% at September 30, 2014)	$25,488	$30,966
Less: current portion	(5,069)	(5,352)
Total long-term portion of borrowings under equipment financing facilities	$20,419	$25,614

Senior Secured Credit Facility

On April 5, 2012, the Company replaced its prior credit facility with a new five-year senior secured credit facility that includes a $550 million United States credit facility (individually, the “U.S. Credit Facility”) and a C$15 million ($11.2 million at September 30, 2015) Canadian credit facility (individually, the “Canadian Revolver”) with Wells Fargo Bank, National Association, and a syndicate of other lenders (combined, the “Credit Facility”).

The $550 million U.S Credit Facility consists of a revolving credit facility of $325 million (the “U.S. Revolver”), which includes a sub-facility of $20 million for letters of credit, and a $225 million term loan (the “Term Loan”). The Term Loan has required amortization of 5% per year that is payable in quarterly installments, with the balance due on March 31, 2017. The Company may increase the Credit Facility by up to $200 million under certain conditions. There were no outstanding borrowings under the U.S. Revolver at September 30, 2015; there was C$15.0 million ($11.2 million) and $185.6 million outstanding under the Canadian Revolver and Term Loan, respectively, at September 30, 2015. There were $4.9 million of outstanding standby letters of credit at September 30, 2015. As of October 1, 2015, we refinanced our existing debt into $300 million aggregate principal amount of 6.375% Senior Notes due 2023, borrowings under a $450 million Term Loan B LIBOR based facility due 2022, and a $700 million asset based lending revolving credit facility.

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

8. Financing Arrangements  – (continued)

Interest

The Credit Facility provides for borrowings under the Company’s U.S. Revolver and Canadian Revolver at a Base Rate. The Base Rate for borrowings under the U.S. Revolver is defined as the higher of the Prime Rate, or the Federal Funds Rate plus 0.50%, plus a margin above that rate. For borrowings made under the Canadian Revolver, the Base Rate is defined as the higher of the Canadian Prime Rate, or the annual rate of interest equal to the sum of the CDOR rate plus 1.00%, plus a margin above that rate. The margin for both base rates is currently 1.00% per annum and can range from 0.50% to 1.50% per annum depending upon the Company’s Consolidated Total Leverage Ratio, as defined in the Credit Facility.

Additionally, for Base Rate borrowings made under the U.S. Revolver, the Company may elect an optional interest rate equal to the one (1), two (2), three (3), or six (6) month LIBOR rate, plus a margin above that rate. In connection with this election, the Company is also required to elect an interest period that corresponds with the underlying LIBOR rate that was elected. The margin is currently 2.00% per annum and can range from 1.50% to 2.50% per annum depending upon the Company’s Consolidated Total Leverage Ratio, as defined in the Credit Facility.

Current unused commitment fees on the revolving credit facilities are 0.45% per annum. The unused commitment fees can range from 0.35% to 0.50% per annum, again depending upon the Company’s Consolidated Total Leverage Ratio.

As of September 30, 2015, there were no outstanding borrowings under the U.S. Revolver, while outstanding borrowings under the Canadian Revolver carried an interest rate equal to the Canadian Prime rate, plus 1.00% (3.70% at September 30, 2015). Borrowings under the Term Loan carried an interest rate equal to the Base Rate, plus 1.00% (4.25% at September 30, 2015).

Financial covenants under the Credit Facility are as follows:

Maximum Consolidated Total Leverage Ratio

On the last day of each fiscal quarter, the Company’s Consolidated Total Leverage Ratio (the ratio of outstanding debt to trailing twelve-month earnings before interest, income taxes, depreciation, amortization and stock-based compensation), as more fully defined in the Credit Facility, must not be greater than 3.50:1.0, or 4.00:1.0 under a one-time request by the Company subsequent to an acquisition that meets the requirements under the Credit Facility. At September 30, 2015, this ratio was 1.41:1.

Minimum Consolidated Interest Coverage Ratio

On the last day of each fiscal quarter, the Company’s Consolidated Interest Coverage Ratio (the ratio of trailing twelve-month earnings before interest, income taxes, depreciation, amortization and stock-based compensation to cash interest expense for the same period), as more fully defined in the Credit Facility, and must not be less than 3.00:1.0. At September 30, 2015, this ratio was 17.05:1.

As of September 30, 2015, the Company was in compliance with these covenants.

Substantially all of the Company’s assets, including the capital stock and assets of wholly-owned subsidiaries, secure obligations under the Credit Facility.

Equipment Financing Facilities

As of September 30, 2015, there was a total of $25.5 million outstanding under equipment financing facilities, with fixed interest rates ranging from 2.33% to 4.49% and payments due through September 2021. The Company’s prior equipment financing facility matured on October 1, 2014.

Other Information

Annual principal payments for all outstanding borrowings for each of the next five years and thereafter as of September 30, 2015 were as follows:

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

8. Financing Arrangements  – (continued)

Fiscal year	Senior Secured Credit Facility	Equipment Financing	Revolving Lines of Credit	Total
2016	11,250	5,069	11,240	27,559
2017	174,375	4,974	—	179,349
2018		4,223	—	4,223
2019	—	4,336	—	4,336
2020	—	4,300		4,300
Thereafter	—	2,586	—	2,586
Subtotal	185,625	25,488	11,240	222,353
Less current portion	11,250	5,069	11,240	27,559
Total long-term debt	$174,375	$20,419	$—	$194,794

9. Leases

The Company mostly operates in leased facilities, which are accounted for as operating leases. The leases typically provide for a base rent plus real estate taxes. Certain of the leases provide for escalating rents over the lives of the leases and rent expense is recognized over the terms of those leases on a straight-line basis.

At September 30, 2015, the minimum rental commitments under all non-cancelable operating leases with initial or remaining terms of more than one year were as follows:

Year ending September 30,	Operating Leases
2016	37,303
2017	31,064
2018	24,382
2019	19,200
2020	13,215
Thereafter	23,939
Total minimum lease payments	$149,103

Rent expense was $39,248 in 2015, $34,854 in 2014, and $32,736 in 2013. Sublet income was immaterial for these years.

10. Stock Options and Restricted Stock Awards

On February 12, 2014, the shareholders of the Company approved the Beacon Roofing Supply, Inc. 2014 Stock Plan (the “2014 Plan”). The 2014 Plan provides for discretionary awards of stock options, stock, stock units and stock appreciation rights (“SARs”) for up to 5,100,000 shares of common stock to selected employees and non-employee directors. As of September 30, 2015, there were 3,537,929 shares of common stock available for awards under the 2014 Plan, subject to increase for shares that are forfeited or expire, or are used for tax withholding on stock awards or stock unit awards, under the 2004 (defined below) and the 2014 Plan.

Prior to the 2014 Plan, the Company maintained the amended and restated Beacon Roofing Supply, Inc. 2004 Stock Plan (the “2004 Plan”). Upon shareholder approval of the 2014 Plan, the Company ceased issuing equity awards from the pre-existing 2004 Plan and all future equity awards will be issued from the 2014 Plan.

The Company recognizes the cost of employee services rendered in exchange for awards of equity instruments based on the fair value of those awards at the date of the grant. Compensation expense for

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

10. Stock Options and Restricted Stock Awards  – (continued)

time-based equity awards is recognized, on a straight-line basis, net of forfeitures, over the requisite service period for the fair value of the awards that actually vest. Compensation expense for performance-based equity awards is recognized, net of forfeitures, by projecting the number of restricted units that are expected to vest based on the achievement of the underlying related performance measures.

In 2014, the Company recorded an adjustment of $2.4 million during the third quarter and an additional $0.2 million during the fourth quarter to reverse stock-based compensation expense recorded in the current and prior periods for previously issued performance-based equity awards. In accordance with the provisions of the 2004 Plan, the Company has adjusted the projection for the number of restricted units that are expected to vest based on the achievement of the underlying related performance measures. In 2015, the Company recorded stock-based compensation expense for award grants of $9.9 million for the year ended September 30, 2015, and $7.4 million and $9.3 million for the years ended September 30, 2014 and 2013, respectively.

Stock Options

As of September 30, 2015, there were a total of 2,410,907 options outstanding, 1,528,873 of which are exercisable, at a weighted-average exercise price of $20.78. Non-qualified options generally expire 10 years after the grant date and, except under certain conditions, the options are subject to continued employment and vest in one-third increments over a three-year period following the grant dates. As of September 30, 2015, there was $5.8 million of total unrecognized compensation cost, net of estimated forfeitures, related to unvested stock options, which is expected to be recognized over a weighted-average period of 1.56 years.

The fair values of the options were estimated on the dates of grants using the Black-Scholes option-pricing model with the following weighted-average assumptions:

	Year ended September 30,
	2015	2014	2013
Risk-free interest rate	1.83%	1.76%	0.60%
Expected volatility	31.69%	44.00%	43.80%
Expected life in years	5.6	6.0	5.7
Dividend yield	—	—	—

Expected lives of the options granted are based primarily on historical activity, while expected volatilities are based on historical volatilities of the Company’s stock and consideration of comparable public companies’ stock.

In the event of a change in control of the Company, all outstanding options and restricted stock units outstanding prior to fiscal year ended 2015 will be immediately vested.

Beginning in fiscal 2015, options and stock units contain a “double trigger” change in control mechanism. Unless an award is continued or assumed by a public company in an equitable manner, an award shall become fully vested immediately prior to a change in control (at 100% in the case of a performance-based award). If an award is so continued or assumed, vesting will continue in accordance with the terms of the award, unless there is a qualifying termination within one-year following the change in control, in which event the award shall become fully vested immediately (at 100% in the case of a performance-based award).

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

10. Stock Options and Restricted Stock Awards  – (continued)

Information regarding the Company’s stock options is summarized below:

	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life	Aggregate Intrinsic Value
			(in years)	(in millions)
Outstanding at September 30, 2014	2,364,211	$22.98
Granted	483,479	28.59
Exercised	(350,747)	18.46
Canceled	(86,036)	29.72
Outstanding at September 30, 2015	2,410,907	$24.55	6.3	$20.7
Vested or Expected to Vest at September 30, 2015	2,300,160	$24.28	6.2	$20.4
Exercisable at September 30, 2015	1,528,873	$20.78	5.1	$18.5

The total fair value of options vested was $6.4 million, $6.7 million, and $5.8 million during 2015, 2014, and 2013, respectively. The total intrinsic value of stock options exercised during 2015, 2014 and 2013 was $4.6 million, $7.9 million, and $22.0 million, respectively. Intrinsic values are before applicable income taxes and represent the amount by which the market value of the underlying stock exceeded the exercise price of outstanding options on the last business day of the period indicated. The weighted-average grant date fair value price of options granted during 2015, 2014, and 2013 was $9.40, $15.97, and $13.42, respectively.

Restricted Stock Unit Awards

As of September 30, 2015, there was $7.8 million of total unrecognized compensation cost, net of estimated forfeitures, related to unvested restricted stock awards which are expected to be recognized over a weighted-average period of 2.20 years.

The total fair values of the restricted stock awards were determined based upon the number of units and the closing prices of the Company’s common stock on the dates of the grants. The restricted stock unit awards granted to management are subject to continued employment, except under certain conditions, and will vest if the Company attains a targeted rate of return on invested capital at the end of a three-year period. The actual number of units that will vest can range from 0% to 125% of the management grants depending upon actual Company performance below or above the target level and the Company estimates that performance in determining the projected number of shares or units that will vest and the related compensation cost. The restricted stock awards granted to non-employee directors are also subject to continued service, vest at the end of one year (except under certain conditions) and the underlying common shares will not be distributed until six months after the director separates from the Company. Beginning in 2014, the six month period was eliminated and shares will be delivered within ten days after termination of service on the board. In November 2013 and 2014, the Company has also issued restricted stock unit awards that are subject to continued employment and will vest over three to five years.

Information regarding the Company’s restricted stock units is summarized below:

	Number of Shares	Weighted- Average Grant Price
Outstanding at September 30, 2014	482,076	$31.28
Granted	229,265	28.74
Lapse of restrictions/conversions	(67,953)	19.88
Canceled	(23,389)	21.73
Outstanding at September 30, 2015	619,999	$31.95
Vested or Expected to Vest at September 30, 2015	448,924	$31.43

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

10. Stock Options and Restricted Stock Awards  – (continued)

The total fair value of restricted stock units vested was $2.3 million, $1.2 million, and $0.8 million during 2015, 2014, and 2013, respectively.

11. Benefit Plans

The Company maintains defined contribution plans covering all full-time employees of the Company who have 90 days of service and are at least 21 years old. An eligible employee may elect to make a before-tax contribution of between 1% and 100% of his or her compensation through payroll deductions, not to exceed the annual limit set by law. The Company currently matches the first 50% of participant contributions limited to 6% of a participant’s gross compensation (maximum Company match is 3%). Furthermore, in accordance with the plans, the Company may elect to make additional contributions to eligible employees as part of a discretionary profit-sharing. The Company has elected to do so during each of the three years presented and is scheduled to make a contribution for 2015 during the 2016 fiscal year. All Company contributions are subject to the discretion of management and the board of directors. The combined total expense for this plan and a similar plan for Canadian employees was $4,629, $6,003, and $4,921, in 2015, 2014 and 2013, respectively.

The Company also contributes to an external pension fund for certain of its employees who belong to a local union. Annual contributions were $135, $136, and $133 in 2015, 2014, and 2013, respectively.

12. Income Taxes

The income tax provision consisted of the following:

	Year ended September 30,
	2015	2014	2013
Current:
Federal	$17,414	$25,988	$34,364
Foreign	1,765	1,383	1,895
State	7,579	4,473	8,192
	26,758	31,844	44,451
Deferred:
Federal	14,798	2,327	3,855
Foreign	(657)	(648)	(493)
State	2,868	1,399	1,054
	17,009	3,078	4,416
	$43,767	$34,922	$48,867

The following table shows the principal reasons for the differences between the effective income tax rate and the statutory federal income tax rate:

	Year ended September 30,
	2015	2014	2013
Federal income taxes at statutory rate	35.00%	35.00%	35.00%
State income taxes, net of federal benefit	4.63	4.24	4.95
Non-deductible professional fees related to RSG acquisition	2.15	—	—
Other	(0.51)	0.10	0.28
Total	41.27%	39.34%	40.23%

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

12. Income Taxes  – (continued)

Deferred income taxes reflect the tax consequences of temporary differences between the amounts of assets and liabilities for financial reporting purposes and such amounts as measured by tax law. These temporary differences are determined according to ASC 740 Income Taxes. Temporary differences that give rise to deferred tax assets and liabilities are as follows (in thousands):

	September 30, 2015	September 30, 2014
Deferred tax liabilities:
Excess tax over book depreciation and amortization	$(79,924)	$(72,670)
Inventory Valuation	(2,511)
Other	(615)	(527)
	(83,050)	(73,197)
Deferred tax assets:
Deferred compensation	11,622	9,095
Allowance for doubtful accounts	569	2,956
Accrued vacation & other	3,515	3,194
Unrealized loss on financial derivatives	844	753
Inventory valuation	—	7,709
	16,550	23,707
Net deferred income tax liability	$(66,500)	$(49,490)
Net deferred income tax asset (liability) – Current	$2,309	$14,610
Net deferred income tax asset (liability) – Non-current	$(68,809)	$(64,100)

The Company’s Canadian subsidiary, Beacon Roofing Supply Canada Company (“BRSCC”), is treated as a Controlled Foreign Corporation (“CFC”). BRSCC’s taxable income, which reflects all of the Company’s Canadian operations, is being taxed only in Canada and would generally be taxed in the United States only upon an actual or deemed distribution. The Company expects that BRSCC’s earnings will be indefinitely reinvested for the foreseeable future and therefore no United States deferred tax asset or liability for the differences between the book basis and the tax basis of BRSCC has been recorded at September 30, 2015. Unremitted earnings of $38.8 million were considered permanently reinvested at September 30, 2015. Of this amount, $22.4 million of the unremitted earnings were previously taxed in the United States and the remittance on these earnings would not generate additional United States tax.

As of September 30, 2015 and 2014, there were no available tax benefits related to foreign tax credit carry-forwards.

As of September 30, 2015, goodwill was $496,415, of which $322,932 can be amortized for income tax purposes.

As of September 30, 2015, there was $82 of uncertain tax positions which, if recognized, would affect the Company’s effective tax rate. The Company’s continuing practice is to recognize any interest and penalties related to income tax matters in income tax expense in the consolidated statements of operations. A reconciliation of the beginning and ending amounts of the gross unrecognized income tax benefits is as follows:

	Year Ended September 30,
	2015	2014
Balance, beginning of year	$82	$364
Current year uncertain tax positions	—	—
Settlements	—	(282)
Balance, end of year	$82	$82

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

12. Income Taxes  – (continued)

The Company has operations in 42 U.S. states and six provinces in Canada. The company is currently under audit by the Internal Revenue Service for the tax year ended September 30, 2013 and in certain state and local jurisdictions for various years. These audits may involve complex issues, which may require an extended period of time to resolve. The Company has provided for its estimate of taxes payable in the accompanying financial statements. Additional taxes are reasonably possible, however the amounts cannot be estimated at this time. The Company is no longer subject to U.S. federal income tax examinations for the fiscal year ended prior to September 30, 2012. For the majority of states, the Company is also no longer subject to tax examinations for fiscal years ended before September 30, 2012. In Canada, the Company is no longer subject to tax examinations for fiscal years ended prior to September 30, 2011. For the Canadian provinces, the Company is no longer subject to tax examinations for fiscal years ended before September 30, 2012.

13. Contingencies

The Company is subject to loss contingencies pursuant to various federal, state and local environmental laws and regulations; however, the Company is not aware of any reasonably possible losses that would have a material impact on its results of operations, financial position, or liquidity. Potential loss contingencies include possible obligations to remove or mitigate the effects on the environment of the placement, storage, disposal or release of certain chemical or other substances by the Company or by other parties. In connection with its acquisitions, the Company has been indemnified for any and all known environmental liabilities as of the respective dates of acquisition. Historically, environmental liabilities have not had a material impact on the Company’s results of operations, financial position or liquidity.

The Company is subject to litigation from time to time in the ordinary course of business; however the Company does not expect the results, if any, to have a material adverse impact on its results of operations, financial position or liquidity.

14. Geographic and Product Data

The Company’s geographic and product information was as follows:

	Year Ended September 30,
	2015			2014			2013
	Net Revenues	Income before taxes	Long Lived Assets, net	Net Revenues	Income before taxes	Long Lived Assets, net	Net Revenues	Income before taxes	Long Lived Assets, net
U.S.	$2,331,360	$101,956	$81,767	$2,146,356	$86,875	$78,609	$2,064,135	$116,853	$58,399
Canada	183,809	4,087	8,638	180,549	1,893	9,956	176,588	4,621	9,260
Total	$2,515,169	$106,043	$90,405	$2,326,905	$88,768	$88,565	$2,240,723	$121,474	$67,659

Net revenues from external customers by product group were as follows:

	Year Ended September 30,
	2015	2014	2013
Residential roofing products	$1,236,397	$1,108,516	$1,100,508
Non-residential roofing products	882,970	876,032	822,726
Complementary building products	395,802	342,357	317,489
Total	$2,515,169	$2,326,905	$2,240,723

Prior year revenues by product group are presented in a manner consistent with the current year’s product classifications.

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

15. Allowance for Doubtful Accounts

The activity in the allowance for doubtful accounts consisted of the following:

Fiscal Year	Balance at beginning of year	Provision Additions	Write-offs	Balance at end of year
September 30, 2015	$8,510	$1,619	$(3,831)	$6,298
September 30, 2014	$9,832	$2,394	$(3,716)	$8,510
September 30, 2013	$13,464	$369	$(4,001)	$9,832

16. Financial Derivatives

Market risk represents the possibility that the value of the derivative instrument will change. In a hedging relationship, the change in the value of the derivative is offset to a great extent by the change in the value of the underlying hedged item. Credit risk related to derivatives represents the possibility that the counterparty will not fulfill the terms of the contract. The notional, or contractual, amount of derivative financial instrument is used to measure interest to be paid or received and does not represent the Company’s exposure due to credit risk. The Company’s current derivative instruments are with large financial counterparties rated highly by nationally recognized credit rating agencies.

The Company uses interest rate derivative instruments to manage the risk related to fluctuating cash flows from interest rate changes by converting a portion of its variable-rate borrowings into fixed-rate borrowings. On March 28, 2013, we entered into an interest rate swap agreement with a notional amount of $213.8 million which expires on March 31, 2017. This agreement swaps the thirty-day LIBOR to a fixed-rate of 1.38%. The instrument has scheduled reductions of the notional amount equal to $2.8 million per quarter, effectively matching the repayment schedule under the Term Loan. As of September 30, 2015, the interest rate swap has a notional amount of $185.6 million.

For derivative instruments designated as cash flow hedges, the Company records the effective portions of changes in their fair value, net of taxes, in other comprehensive income. The effectiveness of the hedges is periodically assessed by the Company during the lives of the hedges by 1) comparing the current terms of the hedges with the related hedged debt to assure they continue to coincide and 2) through an evaluation of the ability of the counterparties to the hedges to honor their obligations under the hedges. Any ineffective portions of the hedges are recognized in earnings through interest expense, financing costs and other. Subsequent changes in the fair value of those swaps are also being recognized in interest expense, financing costs and other.

The Company records any differences paid or received on its interest rate hedges as adjustments to interest expense, financing costs and other. The table below presents the combined fair values of the interest rate derivative instruments:

Instrument	Location on Balance Sheet	Unrealized Losses		Fair Value Hierarchy
		September 30, 2015	September 30, 2014
	(dollars in thousands)
Designated interest rate swaps (effective)	Accrued expenses	$2,358	$2,124	Level 2

The fair value of the interest rate hedge was determined through the use of a pricing model, which utilizes verifiable inputs such as market interest rates that are observable at commonly quoted intervals (generally referred to as the “LIBOR Curve”) for the full terms of the hedge agreements. These values reflect a Level 2 measurement under the applicable fair value hierarchy.

BEACON ROOFING SUPPLY, INC.

Notes to Consolidated Financial Statements
(in thousands, except share and per share data or otherwise indicated)

16. Financial Derivatives  – (continued)

The table below presents the amounts of gain (loss) on the interest rate derivative instrument recognized in other comprehensive income (OCI):

(dollars in thousands)	2015	2014	2013
Amount of Gain (Loss) Recognized in OCI (net of tax)
Designated interest rate swaps	$(138)	$972	$1,399
Non-designated interest rate swaps (reclassified from accumulated OCI)	—	—	—

We did not have any gain or loss amounts on the interest rate derivative instruments recognized in interest expense, financing costs, and other for the years ended September 30, 2015 and 2014, and $7,000 in 2013.

17. Subsequent Events

On July 27, 2015, the Company entered into a definitive Agreement and Plan of Merger (the “Merger Agreement”) to acquire Roofing Supply Group, LLC (“RSG”), a leading roofing products distributor owned by an investment partnership controlled by Clayton, Dubilier & Rice, LLC and employee stockholders, in a cash and stock transaction valued at approximately $1.1 billion. Headquartered in Dallas, Texas, RSG distributes roofing supplies and related materials from 83 locations across 24 states, including the key Western and Southern markets of California, Florida, Texas, and the Pacific Northwest with branches in Seattle and Spokane.

On October 1, 2015, the Company completed the RSG acquisition. The aggregate consideration paid by the Company to consummate the acquisition consisted of (i) approximately $285.5 million in cash payable to RSG’s stockholders and optionholders, (ii) 9.04 million shares of Company common stock issuable to RSG’s stockholders and optionholders, (iii) substitute Company options in exchange for approximately 862,400 RSG options, and (iv) $601.8 million for repayment of RSG’s outstanding indebtedness and assumed RSG capital leases. The Company funded the cash portion of the consideration through the October 1, 2015 issuance of, $300 million aggregate principal amount of 6.375% Senior Notes due 2023, and borrowings under a $450 million Term Loan B LIBOR based facility due 2022 and a $700 million asset based lending revolving credit facility. On October 1, 2015, the Company also paid off debt of C$15.2 million ($11.4 million) and $186.7 million principal and interest outstanding under the previous Canadian Revolver and Term Loan, respectively as well as $2.4 million owed under related interest rate derivative instruments.

18. Supplemental Guarantor Information

All of the Senior Notes issued by the Company (or Parent) on October 1, 2015 are guaranteed jointly and severally by all of the United States subsidiaries of the Company (except Beacon Canada, Inc., a domestic subsidiary with no material assets other than stock in a foreign subsidiary) (collectively, the “Guarantors”), and not by the Canadian subsidiaries of the Company. Such guarantees are full and unconditional. Supplemental condensed consolidating financial information of the Company, including such information for the Guarantors, is presented below. The information is presented in accordance with the requirements of Rule 3-10 under Regulation S-X of the SEC. The financial information may not necessarily be indicative of results of operations, cash flows or financial position had the non-guarantor subsidiaries operated as independent entities. Investments in subsidiaries are presented using the equity method of accounting. The principal elimination entries eliminate investments in subsidiaries and intercompany balances and transactions. Separate financial statements of the Guarantors are not provided as the consolidating financial information contained herein provides a more meaningful disclosure to allow investors to determine the nature of the assets held by, and the operations of, the combined groups.

BEACON ROOFING SUPPLY, INC.

Condensed Consolidating Balance Sheets
(in thousands)

	September 30, 2015
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated Company
Assets:
Current assets:
Cash and cash equivalents	$—	$42,816	$7,051	$(4,206)	$45,661
Accounts receivable, less allowance of $8,510 at September 30, 2014	—	365,679	34,693	(640)	399,732
Inventories, net	—	299,107	21,892	—	320,999
Prepaid expenses and other current assets	14,013	78,314	5,601	—	97,928
Deferred income taxes	3,051	—	—	(742)	2,309
Total current assets	17,064	785,916	69,237	(5,588)	866,629
Intercompany	—	386,892	—	(386,892)	—
Investments in consolidated subsidiaries	1,429,665	—	—	(1,429,665)	—
Deferred income taxes	17,481	—	—	(17,481)	—
Property and equipment, net	2,339	79,428	8,638	—	90,405
Goodwill	—	465,575	30,840	—	496,415
Intangibles, net	—	84,915	2,140	—	87,055
Other assets, net	1,233	—	—	—	1,233
Total assets	$1,467,782	$1,802,726	$110,855	$(1,839,626)	$1,541,737
Liabilities and equity:
Current liabilities:
Accounts payable	$14,519	$218,920	$16,298	$(4,846)	$244,891
Accrued expenses	38,744	80,738	5,312	—	124,794
Borrowings under revolver lines of credit	—	—	11,240	—	11,240
Deferred income taxes	—	742	—	(742)	—
Current portion of long-term obligations	11,250	5,070	—	—	16,320
Total current liabilities	64,513	305,470	32,850	(5,588)	397,245
Long-term debt, net of current portion	170,200	—	—	—	170,200
Borrowings under revolver lines of credit	—	—	—	—	—
Deferred income taxes	—	86,118	172	(17,481)	68,809
Long-term obligations under equipment financing and other, net of current portion	45	22,256	66	—	22,367
Intercompany	349,908	—	36,984	(386,892)	—
Total liabilities	584,666	413,844	70,072	(409,961)	658,621
Total stockholders’ equity	883,116	1,388,882	40,783	(1,429,665)	883,116
Total liabilities and stockholders’ equity	$1,467,782	$1,802,726	$110,855	$(1,839,626)	$1,541,737

BEACON ROOFING SUPPLY, INC.

Condensed Consolidating Balance Sheets
(in thousands)

	September 30, 2014
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated Company
Assets:
Current assets:
Cash and cash equivalents	$—	$58,053	$3,241	$(6,822)	$54,472
Accounts receivable, less allowance of $8,510 at September 30, 2014	—	323,587	37,506	(291)	360,802
Inventories, net	—	273,897	27,729	—	301,626
Prepaid expenses and other current assets	—	60,796	6,032	—	66,828
Deferred income taxes	720	13,755	135	—	14,610
Total current assets	720	730,088	74,643	(7,113)	798,338
Intercompany	—	293,942	—	(293,942)	—
Investments in consolidated subsidiaries	1,294,571	—	—	(1,294,571)	—
Deferred income taxes	13,883	—	—	(13,883)	—
Property and equipment, net	2,727	75,882	9,956	—	88,565
Goodwill	—	431,391	34,815	—	466,206
Intangibles, net	14	68,473	3,779	—	72,266
Other assets, net	4,456	24	1,547	—	6,027
Total assets	$1,316,371	$1,599,800	$124,740	$(1,609,509)	$1,431,402
Liabilities and equity:
Current liabilities:
Accounts payable	$20,735	$188,603	$18,609	$(7,113)	$220,834
Accrued expenses	16,900	58,328	5,057	—	80,285
Borrowings under revolver lines of credit	7,800	—	10,714	—	18,514
Deferred income taxes	—	—	—	—	—
Current portion of long-term obligations	11,250	5,352	—	—	16,602
Total current liabilities	56,685	252,283	34,380	(7,113)	336,235
Long-term debt, net of current portion	183,131	—	—	—	183,131
Borrowings under revolver lines of credit	—	—	—	—	—
Deferred income taxes	—	77,019	964	(13,883)	64,100
Long-term obligations under equipment financing and other, net of current portion	3,049	27,714	72	—	30,835
Intercompany	256,405	—	37,537	(293,942)	—
Total liabilities	499,270	357,016	72,953	(314,938)	614,301
Total stockholders’ equity	817,101	1,242,784	51,787	(1,294,571)	817,101
Total liabilities and stockholders’ equity	$1,316,371	$1,599,800	$124,740	$(1,609,509)	$1,431,402

BEACON ROOFING SUPPLY, INC.

Condensed Consolidating Statements of Operations
(in thousands, except share and per share amounts)

	Year Ended September 30, 2015
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated Company
Net sales	$—	$2,331,829	$183,809	$(469)	$2,515,169
Cost of products sold	—	1,778,196	142,077	(469)	1,919,804
Gross profit	—	553,633	41,732	—	595,365
Operating expenses	44,937	399,901	33,446	—	478,284
Intercompany charges (income)	(36,085)	34,264	1,821	—	—
Income from operations	(8,852)	119,468	6,465	—	117,081
Interest expense, financing costs and other	9,508	740	789	—	11,037
Intercompany interest expense (income)	(15,762)	14,174	1,588	—	—
Income before income taxes and equity in net income of subsidiaries	(2,598)	104,554	4,088	—	106,044
Provision for income taxes	(1,087)	43,765	1,089	—	43,767
Income before equity in net income of subsidiaries	(1,511)	60,789	2,999	—	62,277
Equity in net income of subsidiaries	63,788	—	—	(63,788)	—
Net income	$62,277	$60,789	$2,999	$(63,788)	$62,277
Net income per share:
Basic					$1.26
Diluted					$1.24
Weighted-average shares used in computing net income per share:
Basic					49,578,130
Diluted					50,173,478

	Year Ended September 30, 2014
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated Company
Net sales	$—	$2,146,805	$180,549	$(449)	$2,326,905
Cost of products sold	—	1,658,562	140,952	(449)	1,799,065
Gross profit	—	488,243	39,597	—	527,840
Operating expenses	28,058	367,812	33,107	—	428,977
Intercompany charges (income)	(27,782)	25,929	1,853	—	—
Income from operations	(276)	94,502	4,637	—	98,863
Interest expense, financing costs and other	9,788	(800)	1,107	—	10,095
Intercompany interest expense (income)	(14,503)	12,867	1,636	—	—
Income before income taxes and equity in net income of subsidiaries	4,439	82,435	1,894	—	88,768
Provision for income taxes	1,748	32,442	732	—	34,922
Income before equity in net income of subsidiaries	2,691	49,993	1,162	—	53,846
Equity in net income of subsidiaries	51,155			(51,155)	—
Net income	$53,846	$49,993	$1,162	$(51,155)	$53,846
Net income per share:
Basic					$1.09
Diluted					$1.08
Weighted-average shares used in computing net income per share:
Basic					49,227,466
Diluted					49,947,699

BEACON ROOFING SUPPLY, INC.

Condensed Consolidating Statements of Operations
(in thousands, except share and per share amounts)

	Year Ended September 30, 2013
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated Company
Net sales	$—	$2,064,358	$176,922	$(557)	$2,240,723
Cost of products sold	—	1,573,865	136,018	(557)	1,709,326
Gross profit	—	490,493	40,904	—	531,397
Operating expenses	23,399	345,431	32,846	—	401,676
Intercompany charges (income)	(24,457)	23,004	1,453	—	—
Income from operations	1,058	122,058	6,605	—	129,721
Interest expense, financing costs and other	8,896	(1,057)	408	—	8,247
Intercompany interest expense (income)	(12,627)	11,052	1,575	—	—
Income before income taxes and equity in net income of subsidiaries	4,789	112,063	4,622	—	121,474
Provision for income taxes	1,945	45,520	1,402	—	48,867
Income before equity in net income of subsidiaries	2,844	66,543	3,220	—	72,607
Equity in net income of subsidiaries	69,763	—	—	(69,763)	—
Net income	$72,607	$66,543	$3,220	$(69,763)	$72,607
Net income per share:
Basic					$1.50
Diluted					$1.47
Weighted-average shares used in computing net income per share:
Basic					48,472,240
Diluted					49,385,335

BEACON ROOFING SUPPLY, INC.

Condensed Consolidating Statements of Comprehensive Income
(in thousands)

	Year Ended September 30, 2015
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated Company
Net income	$62,277	$60,789	$2,999	$(63,788)	$62,277
Other comprehensive income (loss):
Foreign currency translation adjustment	(14,003)	—	(14,003)	14,003	(14,003)
Unrealized gain (loss) due to change in fair value of derivatives, net of tax	(138)	—	—	—	(138)
Total other comprehensive income (loss), net of tax	(14,141)	—	(14,003)	14,003	(14,141)
Comprehensive income	$48,136	$60,789	$(11,004)	$(49,785)	$48,136

	Year Ended September 30, 2014
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated Company
Net income	$53,846	$49,993	$1,162	$(51,155)	$53,846
Other comprehensive income (loss):
Foreign currency translation adjustment	(7,175)	—	(7,175)	7,175	(7,175)
Unrealized gain (loss) due to change in fair value of derivatives, net of tax	972	—	—	—	972
Total other comprehensive income (loss), net of tax	(6,203)	—	(7,175)	7,175	(6,203)
Comprehensive income	$47,643	$49,993	$(6,013)	$(43,980)	$47,643

	Year Ended September 30, 2013
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated Company
Net income	$72,607	$66,543	$3,220	$(69,763)	$72,607
Other comprehensive income (loss):
Foreign currency translation adjustment	(4,401)	—	(4,401)	4,401	(4,401)
Unrealized gain (loss) due to change in fair value of derivatives, net of tax	1,399	—	—	—	1,399
Total other comprehensive income (loss), net of tax	(3,002)	—	(4,401)	4,401	(3,002)
Comprehensive income	$69,605	$66,543	$(1,181)	$(65,362)	$69,605

BEACON ROOFING SUPPLY, INC.

Condensed Consolidating Statements of Cash Flows
(in thousands)

	Year Ended September 30, 2015
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated Company
Net cash provided by operating activities	$1,776	$100,760	$4,188	$2,616	$109,340
Investing activities
Purchases of property and equipment	(397)	(18,649)	(1,756)	—	(20,802)
Acquisition of businesses	(85,301)	—	—	—	(85,301)
Proceeds from sales of assets	—	1,389	—	—	1,389
Intercompany activity	93,503	—	—	(93,503)	—
Net cash used in investing activities	7,805	(17,260)	(1,756)	(93,503)	(104,714)
Financing activities
Borrowings under revolving lines of credit	552,545	—	8,089	—	560,634
Payments under revolving lines of credit	(560,345)	—	(5,662)	—	(566,007)
Repayments under financing facilities and other	—	(5,553)	—	—	(5,553)
Repayments under senior term loan	(11,250)	—	—	—	(11,250)
Proceeds from exercise of options	7,943	—	—	—	7,943
Excess tax benefit from equity-based compensation	1,526	—	—	—	1,526
Intercompany activity	—	(93,184)	(319)	93,503	—
Net cash (used in) provided by financing activities	(9,581)	(98,737)	2,108	93,503	(12,707)
Effect of exchange rate changes on cash	—	—	(730)	—	(730)
Net increase (decrease) in cash and cash equivalents	—	(15,237)	3,810	2,616	(8,811)
Cash and cash equivalents, beginning of year	—	58,053	3,241	(6,822)	54,472
Cash and cash equivalents, end of year	$—	$42,816	$7,051	$(4,206)	$45,661

BEACON ROOFING SUPPLY, INC.

Condensed Consolidating Statements of Cash Flows
(in thousands)

	Year Ended September 30, 2014
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated Company
Net cash provided by operating activities	$20,335	$53,730	$(11,746)	$(6,822)	$55,497
Investing activities
Purchases of property and equipment	(884)	(33,813)	(2,542)	—	(37,239)
Acquisition of businesses	(1,514)	—	—	—	(1,514)
Proceeds from sales of assets	—	1,437	—	—	1,437
Intercompany activity	13,751	—	—	(13,751)	—
Net cash used in investing activities	11,354	(32,376)	(2,542)	(13,751)	(37,316)
Financing activities
Borrowings under revolving lines of credit	482,500	—	15,000	—	497,500
Payments under revolving lines of credit	(519,700)	—	(5,426)	—	(525,126)
Borrowings under financing facilities and other	—	25,377	—	—	25,377
Repayments under financing facilities and other	—	(5,009)	—	—	(5,009)
Repayments under senior term loan	(11,250)	—	—	—	(11,250)
Proceeds from exercise of options	7,680	—	—	—	7,680
Excess tax benefit from equity-based compensation	1,030	—	—	—	1,030
Intercompany activity	—	(17,789)	4,038	13,751	—
Net cash (used in) provided by financing activities	(39,740)	2,579	13,612	13,751	(9,798)
Effect of exchange rate changes on cash	—	—	(938)	—	(938)
Net increase (decrease) in cash and cash equivalents	(8,052)	23,933	(1,613)	(6,822)	7,445
Cash and cash equivalents, beginning of year	8,052	34,120	4,855	—	47,027
Cash and cash equivalents, end of year	$—	$58,053	$3,241	$(6,822)	$54,472

BEACON ROOFING SUPPLY, INC.

Condensed Consolidating Statements of Cash Flows
(in thousands)

	Year Ended September 30, 2013
	Parent	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Other	Consolidated Company
Net cash provided by operating activities	$31,091	$23,248	$24,154	$—	$78,493
Investing activities
Purchases of property and equipment	(1,410)	(21,690)	(3,020)	—	(26,120)
Acquisition of businesses	(64,606)	—	—	—	(64,606)
Proceeds from sales of assets	24	1,211	—	—	1,235
Intercompany activity	24,848	—	—	(24,848)	—
Net cash used in investing activities	(41,144)	(20,479)	(3,020)	(24,848)	(89,491)
Financing activities
Borrowings under revolving lines of credit	444,300	—	11,276	—	455,576
Payments under revolving lines of credit	(440,600)	—	(8,680)	—	(449,280)
Borrowings under financing facilities and other	—	3,993	—	—	3,993
Repayments under financing facilities and other	—	(4,549)	—	—	(4,549)
Repayments under senior term loan	(11,250)	—	—	—	(11,250)
Proceeds from exercise of options	18,579	—	—	—	18,579
Excess tax benefit from equity-based compensation	4,944	—	—	—	4,944
Intercompany activity	—	7,420	(32,268)	24,848	—
Net cash (used in) provided by financing activities	15,973	6,864	(29,672)	28,848	18,013
Effect of exchange rate changes on cash	—	—	(193)	—	(193)
Net increase (decrease) in cash and cash equivalents	5,920	9,633	(8,731)	—	6,822
Cash and cash equivalents, beginning of year	2,132	24,487	13,586	—	40,205
Cash and cash equivalents, end of year	$8,052	$34,120	$4,855	$—	$47,027